Exhibit 10.1

SEPARATION AGREEMENT

This Separation Agreement (“Agreement”) is made by and between Ramin (“Ron”) Najafi (“Executive”) and NovaBay Pharmaceuticals, Inc. (the “Company”) (collectively referred to as the “Parties” or individually referred to as a “Party”).

RECITALS

WHEREAS, Executive was employed by the Company as its President and Chief Executive Officer;

WHEREAS, the Company and Executive entered into a March 26, 2012 Employment Agreement (the “Employment Agreement”);

WHEREAS, Executive is resigning from his role as President and Chief Executive Officer of the Company, and as a Director of the Board, effective at the close of business, Pacific Time, Wednesday, November 18, 2015 (the “Separation Date”); and

WHEREAS, the Parties wish to assure a smooth transition and amicable separation, while permanently resolving any and all disputes arising between them, including, but not limited to, any and all claims arising out of or in any way related to Executive’s employment with, or separation from, the Company.

NOW, THEREFORE, in consideration of the mutual promises made herein, the Company and Executive hereby agree as follows:

COVENANTS

1.     Separation of Employment. The Parties agree that as of the Separation Date, Executive shall no longer be an employee or director of the Company or any existing affiliate. On the Separation Date, the Company shall pay Executive all accrued sick leave and vacation accrual, less applicable withholding.

2.     Separation Payments. As partial consideration for this Agreement, the Company agrees to pay Executive a total of $600,000 as follows:

a.     Subject to Section 2(c), on the first business day of each month beginning December 1, 2015 through November 1, 2016 (for a total of twelve (12) months), the Company shall pay Executive $10,000 in cash, for an aggregate $120,000, less applicable withholding.

b.     Subject to Section 2(c), on December 31, 2016, the Company agrees to either, at its option, (i) grant Executive registered shares of the Company’s common stock (the “Shares”), the total value of which will be equivalent to $480,000 (the “Grant”) (with the stock price used to determine the number of shares constituting the Grant being the average closing price of the last five (5) business days before the date of grant); (ii) pay the balance of $480,000 in cash; or (iii) a combination of such stock grant and cash, equal in the aggregate to $480,000.

c.     If, at any time prior to December 31, 2016, the Company has an amount in cash equal or exceeding $10 million in a Company bank account, then the Company shall pay the remaining balance owed to Executive in cash, in either a lump sum or reasonable monthly installments to be mutually agreed upon between the Company and Executive; provided, however, that the full balance shall be paid no later than December 31, 2016.

3.     Outstanding Stock Options. The Parties agree that all options held by Executive will become fully vested on the Separation Date and shall expire on the shorter of (i) three (3) years from the Separation Date or (ii) the expiration date as provided in the applicable option award agreement or the applicable plan relating thereto.

4.     Company Benefits and COBRA Premiums. Executive’s participation in all Company benefits and incidents of employment, including, but not limited to, the accrual of bonuses, vacation, and paid time off, shall cease as of the Separation Date. Executive’s health insurance coverage shall end on November 30, 2015. The Company agrees to direct its health plan administrator to send a COBRA Notice to Executive no later than Monday, November 23, 2015. Further, should Executive elect COBRA coverage, the Company will reimburse Executive the costs for up to eighteen (18) months of COBRA coverage (through April 30, 2017). Should Executive obtain health insurance coverage from any other source within the 18-month period, Executive shall immediately notify the Company in writing of such coverage, and the Company’s obligation to reimburse Executive for COBRA premiums shall cease as of the date of coverage.

5.     Additional Consideration. As additional consideration for this Agreement, the Parties agree as follows:

a.     Executive’s new company (Najafi Pharma, Inc. or “NPI”) may occupy the Company’s east side laboratory space (“Laboratory Space”) beginning November 19, 2015 until such time as the Company receives a bona fide offer from a third party interested to commence a sublease of the Laboratory Space. Upon the Company’s receipt of such bona fide sublease offer, NPI will have the right to match the third party sublease offer or vacate the premises within a reasonable period of time for the third party to assume the Laboratory Space. Such sublease will begin upon the date that the Company will have a bona fide renter interested to commence lease on the Laboratory Space. NPI’s occupation and/or sublease of the Laboratory Space as provided in this Section 5(a) is subject to both landlord consent and a mutually agreeable sublease to be entered into between the Parties. NPI shall further have the option to renew its sublease under the terms of this Agreement until the Company’s lease expires or the Company is no longer a leasee of the space; for the avoidance of doubt, under no circumstances is NPI being granted any rights to rent the Laboratory Space under this Agreement once the Company is no longer a leasee of the space, nor is this Agreement in any manner mitigating the rights that the Company has under its lease arrangement with the landlord.

b.     NPI will be given the option to purchase the Company’s lab equipment at its current market value, as determined by the Company’s Chief Financial Officer, based on the highest of any bids given to the Company from equipment buyers obtained by the Company on or before December 21, 2015. In order to exercise its option to purchase the Company’s lab equipment, NPI will issue to the Company a credit memo equal to the highest of the received equipment buyer bids to purchase the equipment. The Company will retain ownership of the equipment until it has fully utilized NPI’s credit memo to pay for laboratory services (such as services related to intelli-Case or stability testing and analytical support of commercial operations of Avenova, etc.) provided to the Company at commercially reasonable rates. NPI shall invoice the Company for such laboratory services and will apply the Company’s credit memo toward such services. Once the credit memo has been fully utilized, the Company will pay for such additional services in cash to NPI.

c.     The Company will give Executive, on a permanent basis, the Company’s laptop and desktop computers in his possession, with access to Executive’s files and contacts thereon; provided, however, that Company sensitive information shall be removed from the computers and the computers delinked from the Company’s system. Assuming Executive’s execution of a commercially reasonable non-disclosure agreement, Executive shall be granted access to a datasite that will provide the Company’s UCBE data and intelli-Case data until January 31, 2016; for the avoidance of doubt, such posted data remains the exclusive property of the Company.

6.     Consideration Acknowledgement. Executive acknowledges and agrees that the consideration described in Sections 2, 3, 4 and 5 of this Agreement fully satisfies any obligation that the Company had to pay Executive wages, severance or any other compensation for any of the services that Executive rendered to the Company or under any employment agreement (including, without limitation, the Employment Agreement) or policy, that the amount paid is in excess of any disputed wage claim, if any, that Executive may have. To the extent any wage dispute exists, Executive specifically acknowledges that the consideration paid shall be deemed to be paid first in satisfaction of any disputed wage claim with the remainder sufficient to act as consideration for the release of claims set forth herein, and that Executive has not earned and is not entitled to receive any additional wages or other form of compensation from the Company.

7.     Payment of Salary and Receipt of All Benefits. Executive acknowledges and represents that, other than the consideration set forth in this Agreement, the Company has paid or provided all salary, wages, bonuses, accrued vacation/paid time off, leave, housing allowances, relocation costs, interest, severance, outplacement costs, fees, reimbursable expenses, commissions, stock, stock options, vesting, and any and all other benefits and compensation due to Executive. Executive further acknowledges and represents that he has received any leave to which he was entitled or which he requested, if any, under the California Family Rights Act and/or the Family Medical Leave Act, and that he did not sustain any workplace injury during his employment with the Company.

8.     Transition and Cooperation.

a.     As requested by the Company’s Board of Directors, Executive agrees to assist and cooperate in transitioning to the new CEO and transferring to any designated employees all of Executive’s responsibilities and duties. Specifically, in order to allow a smooth transition and not disrupt the Company’s business operations and capital raising activity following Executive’s separation, upon the Company’s request, Executive agrees to provide the Company with specific operations information and/or any other information the Company deems necessary within a reasonable, timely and clear manner.

b.     Executive agrees to cooperate with the Company and its attorneys and other representatives as may be reasonably required concerning any past, present or future legal matters that relate to or arise out of Executive’s employment with the Company, with the understanding that any meetings Executive is required to attend are scheduled at mutually agreeable times. Executive acknowledges that he has advised the Company’s Board of Directors of all facts of which Executive is aware that constitute or might constitute violations of the Company’s code of conduct or equivalent, ethical standards, Human Resource policies, or legal obligations.

9.     Release of Claims. Executive agrees that the foregoing consideration represents settlement in full of all outstanding obligations owed to Executive by the Company and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, benefit plans, plan administrators, insurers, divisions, and subsidiaries, and predecessor and successor corporations and assigns (collectively, the “Releasees”). Executive, on his own behalf and on behalf of his respective heirs, family members, executors, agents, and assigns, hereby and forever releases the Releasees from, and agrees not to sue concerning, or in any manner to institute, prosecute, or pursue, any claim, complaint, charge, duty, obligation, or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess against any of the Releasees arising from any omissions, acts, facts, or damages that have occurred up until and including the Effective Date of this Agreement, including, without limitation:

a.     any and all claims relating to or arising from Executive’s employment relationship with the Company and the termination of that relationship;

b.     any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company (not including any rights that may arise in the future under applicable stock option plans or award agreements), including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c.     any and all claims for wrongful discharge of employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; fraud; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; conversion; and disability benefits;

d.     any and all claims for violation of any federal, state, or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, except for charges with the Equal Employment Opportunity Commission and as otherwise prohibited by law; the Civil Rights Act of 1991; the Rehabilitation Act of 1973; the Americans with Disabilities Act of 1990; the Equal Pay Act; the Fair Labor Standards Act, except as prohibited by law; the Fair Credit Reporting Act; the Age Discrimination in Employment Act of 1967; the Older Workers Benefit Protection Act; the Employee Retirement Income Security Act of 1974; the Worker Adjustment and Retraining Notification Act; the Family and Medical Leave Act, except as prohibited by law; the Sarbanes-Oxley Act of 2002; the California Family Rights Act; the California Labor Code, except for claims under Division 3, Article 2 of the California Labor Code (which includes California Labor Code section 2802 regarding indemnity for necessary expenditures or losses by Executive), claims under California Labor Code section 206.5 (specifically “any claim or right on account of wages due, or to become due, or made as an advance on wages to be earned, unless payment of such wages has been made”), and except as otherwise prohibited by law; the California Workers’ Compensation Act, except as prohibited by law; and the California Fair Employment and Housing Act, except as prohibited by law;

e.     any and all claims for violation of the federal or any state constitution;

f.     any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g.     any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of any of the proceeds received by Executive as a result of this Agreement; and

h.     any and all claims for attorneys’ fees and costs.

Executive agrees that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

10.     Administrative Agencies. Nothing in this Agreement prevents or limits the Executive’s right to file a charge with, participate or cooperate in a charge or investigation, or provide information regarding a charge or investigation by the Equal Employment Opportunity Commission, or any other local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, against the Company (with the understanding that any such filing or participation does not give Executive the right to recover any monetary damages against the Company; Executive’s release of claims in Section 9 of this Agreement bars Executive from recovering such monetary relief from the Company).

11.     Acknowledgment of Waiver of Claims under ADEA. Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”), and that this waiver and release is knowing and voluntary. Executive agrees that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Agreement. Executive acknowledges that the consideration given for this waiver and release is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised by this writing that: (a) he should consult with an attorney prior to executing this Agreement; (b) he has twenty-one (21) days within which to consider this Agreement; (c) he has seven (7) days following his execution of this Agreement to revoke this Agreement; (d) this Agreement shall not be effective until after the revocation period has expired; and (e) nothing in this Agreement prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by federal law. In the event Executive signs this Agreement and returns it to the Company in less than the 21-day period identified above, Executive hereby acknowledges that he has freely and voluntarily chosen to waive the time period allotted for considering this Agreement.

12.     California Civil Code Section 1542. Executive acknowledges that he has been advised to consult with legal counsel and is familiar with the provisions of California Civil Code Section 1542, a statute that otherwise prohibits the release of unknown claims, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

Executive, being aware of said code section, agrees to expressly waive any rights he may have thereunder, as well as under any other statute or common law principles of similar effect.

13.     No Pending or Future Lawsuits. Executive represents that he has no lawsuits, claims, or actions pending in his name, or on behalf of any other person or entity, against the Company or any of the other Releasees. Executive also represents that he does not intend to bring any claims on his own behalf or on behalf of any other person or entity against the Company or any of the other Releasees.

14.     Waiver of Employment Rights. Executive understands and agrees that, as a condition of this Agreement, Executive shall not be entitled to any employment position with the Company and Executive hereby waives any right, or alleged right, of employment or re-employment with the Company.

15.     Trade Secrets and Confidential Information/Inventions. Executive acknowledges that, by reason of his position with the Company, Executive has been provided access to business plans, financial information, and similar confidential and proprietary information and materials regarding the Company’s business and financial affairs. Executive represents that, to the best of his ability and to the best of his knowledge, he has held all such information confidentially and will continue to do so. Executive agrees not to publish, disclose or use such information for any business without the prior written consent of the Company. Executive further agrees to observe and abide by the terms of any agreements signed regarding, and separately herein agrees to ensure, the protection and nondisclosure of the Company’s or its affiliates’ trade secrets and confidential and/or proprietary information. Executive’s signature below certifies that he has returned all documents and other items provided to Executive by the Company, developed or obtained by Executive in connection with his employment with the Company, or otherwise belonging to the Company.

Executive represents and warrants that he has no inventions, discoveries, original works of authorship, developments, improvements, and trade secrets, which were conceived in whole or in part by Executive prior to or during his employment with the Company to which he has any right, title or interest and which relate to the Company’s business, products, or research and development (“Inventions”). If, in the course of employment with the Company, Executive incorporated into or used in connection with any product, process, service, technology or other work by or on behalf of the Company any Invention, Executive hereby grants to the Company a nonexclusive, royalty-free, fully paid-up, irrevocable, perpetual, worldwide license, with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, and sell such Invention as part of, or in connection with, such product, process, service, technology or other work and to practice any method related thereto. Executive further agrees to assist the Company, or its designee, at the Company’s reasonable expense, in every proper way to secure the Company’s rights in any Inventions and any rights relating thereto in any and all countries. Executive understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870.

16.     No Cooperation. Executive further agrees that he will not knowingly encourage, counsel, or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against any of the Releasees, unless under a subpoena or other court order to do so or as related directly to the ADEA waiver in this Agreement. Executive agrees both to immediately notify the Company upon receipt of any such subpoena or court order, and to furnish, within three (3) business days of its receipt, a copy of such subpoena or other court order to the Company. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against any of the Releasees, Executive shall state no more than that he cannot provide counsel or assistance.

17.     Non-Solicitation; Non-Interference. Except for certain limited hires by NPI mutually agreed upon between the Parties, Executive agrees that for a period of twelve (12) months immediately following the Effective Date of this Agreement, Executive shall not directly or indirectly solicit any of the Company’s or its affiliates’ employees to leave their employment at the Company and shall not intentionally interfere with any of the Company’s contractual relationships to cause such other person under contract with the Company to cancel or breach such contract.

18.     Non-Disparagement.

a.     Executive agrees to refrain from any disparagement, defamation, libel, or slander of any of the Releasees, and agrees to refrain from any tortious interference with the contracts and relationships of any of the Releasees. Executive shall direct any inquiries by potential future employers to the Company’s Human Resources Department.

b.     The Company’s Board of Directors and officers agree to refrain from any disparagement, defamation, libel, or slander of Executive to third parties, and agree to refrain from any tortious interference with the contracts and relationships of Executive.

19.     Status as Member of the Board of Directors and Shareholder.

a.     Executive hereby resigns as a Director from the Company’s Board of Directors, effective as of the Separation Date. Executive further agrees that he will not thereafter serve as a Director of the Company.

b.     Executive will not initiate, promote, conduct or support a proxy contest that is adverse to the Company or that challenges a slate of directors nominated by the Company’s Board of Directors through the Company’s 2016 Annual Meeting.

c.     Executive agrees to cooperate with the Company and to execute such documents as may be necessary to effect and enforce his obligation to vote the shares of Company common stock that he owns, whether beneficially or of record, in favor of the Company’s proposed reverse stock split to be voted upon at its upcoming Special Shareholder Meeting (anticipated to be held on December 11, 2015).

d.     Further, in recognition of the Company’s ongoing capital raising strategy, Executive agrees to support the Company’s ongoing efforts to raise capital, including but not limited to, the execution of commercially reasonable lock-up agreements (consistent with the terms that Executive has previously executed as an officer and significant shareholder of the Company) in connection with such future capital raise activities, if requested, for as long as Executive beneficially owns in excess of 4.9% of the Company’s outstanding securities.

e.     Except as provided above, nothing herein shall constitute a limitation on Executive’s ability to vote his shares or to communicate with other shareholders. Other than sales in the open market, Executive agrees that he will not sell or otherwise transfer any of his shares of Company common stock without having any such transferee agree to comply with his obligations pursuant to this Section.

20.     Section 409A of the Internal Revenue Code of 1986 (“Code”) Compliance.

a.     It is the intention and purpose of the parties that this Agreement and all payments and benefits hereunder shall be, at all relevant times, in compliance with (or exempt from) Code Section 409A and all other applicable laws, and this Agreement shall be so interpreted and administered. If necessary, any provision of this Agreement, or part hereof, that fails to comply with Section 409A shall be considered null and void.

b.     For purposes of Code Section 409A, any payment required to be made hereunder shall be treated as separate from any other payment or payments required to be made hereunder, and the right to a series of payments under the Agreement shall be treated as a right to a series of separate payments. For purposes of the Agreement, references to a “termination,” “termination of employment,” or like terms shall mean “separation from service” as defined under Code Section 409A to the extent applicable. All reimbursements and in-kind benefits provided under the Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses eligible for reimbursement during the period of time specified in the Agreement; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits provided in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit. In no event may Executive designate the year of payment for any amounts payable under the Agreement.

21.     Breach. Executive acknowledges and agrees that his material breach of this Agreement, unless such breach constitutes a legal action by Executive challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, or of any provision of the Confidentiality Agreement shall entitle the Company immediately to recover and/or cease providing the consideration provided to Executive under this Agreement, except as provided by law.

22.     No Admission of Liability. Executive understands and acknowledges that this Agreement constitutes a compromise and settlement of any and all actual or potential disputed claims by Executive. No action taken by the Company hereto, either previously or in connection with this Agreement, shall be deemed or construed to be (a) an admission of the truth or falsity of any actual or potential claims or (b) an acknowledgment or admission by the Company of any fault or liability whatsoever to Executive or to any third party.

23.     Costs. The Parties shall each bear their own costs, attorneys’ fees, and other fees incurred in connection with the preparation of this Agreement.

24.     ARBITRATION. THE PARTIES AGREE THAT ANY AND ALL DISPUTES ARISING OUT OF THE TERMS OF THIS AGREEMENT, THEIR INTERPRETATION, AND ANY OF THE MATTERS HEREIN RELEASED, SHALL BE SUBJECT TO ARBITRATION IN SANTA CLARA, SAN FRANCISCO OR MARIN COUNTIES, BEFORE A SINGLE ARBITRATOR TO BE AGREED UPON BY THE PARTIES. THE ARBITRATOR MAY GRANT INJUNCTIONS AND OTHER RELIEF IN SUCH DISPUTES. THE ARBITRATOR SHALL ADMINISTER AND CONDUCT ANY ARBITRATION IN ACCORDANCE WITH CALIFORNIA LAW, INCLUDING THE CALIFORNIA CODE OF CIVIL PROCEDURE, AND THE ARBITRATOR SHALL APPLY SUBSTANTIVE AND PROCEDURAL CALIFORNIA LAW TO ANY DISPUTE OR CLAIM, WITHOUT REFERENCE TO ANY CONFLICT-OF-LAW PROVISIONS OF ANY JURISDICTION. THE DECISION OF THE ARBITRATOR SHALL BE FINAL, CONCLUSIVE, AND BINDING ON THE PARTIES TO THE ARBITRATION. THE PARTIES AGREE THAT THE PREVAILING PARTY IN ANY ARBITRATION SHALL BE ENTITLED TO INJUNCTIVE RELIEF IN ANY COURT OF COMPETENT JURISDICTION TO ENFORCE THE ARBITRATION AWARD. THE PARTIES AGREE TO EQUALLY SPLIT THE COSTS AND EXPENSES OF SUCH ARBITRATION, AND EACH PARTY SHALL SEPARATELY PAY FOR ITS RESPECTIVE COUNSEL FEES AND EXPENSES; PROVIDED, HOWEVER, THAT THE ARBITRATOR SHALL AWARD ATTORNEYS’ FEES AND COSTS TO THE PREVAILING PARTY, EXCEPT AS PROHIBITED BY LAW. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. NOTWITHSTANDING THE FOREGOING, THIS SECTION WILL NOT PREVENT EITHER PARTY FROM SEEKING INJUNCTIVE RELIEF (OR ANY OTHER PROVISIONAL REMEDY) FROM ANY COURT HAVING JURISDICTION OVER THE PARTIES AND THE SUBJECT MATTER OF THEIR DISPUTE RELATING TO THIS AGREEMENT AND THE AGREEMENTS INCORPORATED HEREIN BY REFERENCE. SHOULD ANY PART OF THE ARBITRATION AGREEMENT CONTAINED IN THIS PARAGRAPH CONFLICT WITH ANY OTHER ARBITRATION AGREEMENT BETWEEN THE PARTIES, THE PARTIES AGREE THAT THIS ARBITRATION AGREEMENT SHALL GOVERN.

25.     Authority. The Company represents and warrants that the undersigned has the authority to act on behalf of the Company and to bind the Company and all who may claim through it to the terms and conditions of this Agreement. Executive represents and warrants that he has the capacity to act on his own behalf and on behalf of all who might claim through him to bind them to the terms and conditions of this Agreement. Each Party warrants and represents that there are no liens or claims of lien or assignments in law or equity or otherwise of or against any of the claims or causes of action released herein.

26.     No Representations. Executive represents that he has had an opportunity to consult with an attorney, and has carefully read and understands the scope and effect of the provisions of this Agreement. Executive has not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

27.     Severability. In the event that any provision or any portion of any provision hereof or any surviving agreement made a part hereof becomes or is declared by a court of competent jurisdiction or arbitrator to be illegal, unenforceable, or void, this Agreement shall continue in full force and effect without said provision or portion of provision.

28.     Attorneys’ Fees. Except with regard to a legal action challenging or seeking a determination in good faith of the validity of the waiver herein under the ADEA, in the event that either Party brings an action to enforce or effect its rights under this Agreement, the prevailing Party shall be entitled to recover its costs and expenses, including the costs of mediation, arbitration, litigation, court fees, and reasonable attorneys’ fees incurred in connection with such an action.

29.     Entire Agreement. This Agreement represents the entire agreement and understanding between the Company and Executive concerning the subject matter of this Agreement and Executive’s employment with and separation from the Company, his status and resignation as Director, and the events leading thereto and associated therewith, and supersedes and replaces any and all prior agreements and understandings concerning the subject matter of this Agreement and Executive’s relationship with the Company (including but not limited to the Employment Agreement), with the exception of any existing agreements regarding protection of the confidential or proprietary information of the Company.

30.     No Oral Modification. This Agreement may only be amended in a writing signed by Executive and the Company.

31.     Governing Law. This Agreement shall be governed by the laws of the State of California, without regard for choice-of-law provisions. Executive consents to personal and exclusive jurisdiction and venue in the State of California.

32.     Effective Date. Executive has seven (7) days after that Party signs this Agreement to revoke it. This Agreement will become effective on the eighth (8th) day after Executive signed this Agreement, so long as it has been signed by the Parties and has not been revoked by either Party before that date (the “Effective Date”).

33.     Counterparts. This Agreement may be executed in counterparts and by facsimile, and each counterpart and facsimile shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

34.     Voluntary Execution of Agreement. Executive understands and agrees that he executed this Agreement voluntarily, without any duress or undue influence on the part or behalf of the Company or any third party, with the full intent of releasing all of his claims against the Company and any of the other Releasees. Executive acknowledges that:

a.	he has read this Agreement;

b.	he has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or has elected not to retain legal counsel;

c.	he understands the terms and consequences of this Agreement and of the releases it contains; and

d.	he is fully aware of the legal and binding effect of this Agreement.

[Signatures on Following Page]

IN WITNESS WHEREOF, the Parties have executed this Agreement on the respective dates set forth below.

Ramin (Ron) Najafi, Executive

Dated: November 18, 2015	/s/ Ramin (Ron) Najafi
Ramin (Ron) Najafi

NovaBay Pharmaceuticals, Inc.

Dated: November 18, 2015	By	/s/ Mark M. Sieczkarek
Mark M. Sieczkarek (Chairman of the Board)